Exhibit 99.1

Chimera Investment Corporation Announces 2nd Quarter 2012 Dividend of $0.09 Per Share and March 31, 2012 Estimated GAAP Book Value of $3.03 Per Share

NEW YORK--(BUSINESS WIRE)--June 19, 2012--The Board of Directors of Chimera Investment Corporation (NYSE: CIM) declared the second quarter 2012 common stock cash dividend of $0.09 per common share. This dividend is payable July 26, 2012, to common shareholders of record on June 29, 2012. The ex-dividend date is June 27, 2012.

The Company distributes dividends based on its current estimate of taxable earnings per common share, not GAAP earnings. Taxable and GAAP earnings will typically differ due to items such as differences in premium amortization, accretion of discounts, unrealized and realized gains and losses, credit loss recognition, and non-deductible general and administrative expenses.

The Company also announced today that it has estimated that as of March 31, 2012, its GAAP book value was $3.03 per share and its economic book value was $2.76 per share. In calculating book value according to GAAP, the underlying securities transferred to certain re-securitization transactions are consolidated, fair valued and presented as if they were still owned by the Company. Chimera presents estimated economic book value to reflect the value of the securities that are issued by the trusts that Chimera retains, owns and is able to dispose of, pledge or otherwise monetize, and not the underlying securities which were transferred to re-securitization trusts. The difference between GAAP book value and economic book value is primarily driven by the nature of the securities retained in certain re-securitization transactions as compared to the nature of the underlying securities in these transactions. Our estimate of economic book value has important limitations. Should we sell the assets in our portfolio, we may realize materially different proceeds from the sale than estimated as of the reporting date.

The Company had previously announced that it would delay the filing of its Form 10-K for the year ended December 31, 2011 and its Form 10-Q for the quarter ended March 31, 2012. The Company is reviewing its non-Agency residential mortgage-backed securities portfolio to determine the treatment under GAAP according to ASC 320, Investments – Debt and Equity Securities, ASC 325-40, Investments – Other – Beneficial Interests in Securitized Financial Assets or ASC 310-30, Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality.

While the Company has not completed its analysis, this review may result in a material non-cash change in the GAAP accounting results of the Company that will not affect the Company’s previously announced GAAP or economic book values, actual cash flows, dividends and taxable income for any period. The Company’s dividend distributions are based on taxable income, not GAAP income, and the results of this analysis will have no impact on the Company’s prior or future dividend distributions.

The Company expects to file its 2011 Form 10-K as soon as practicable, and to file its Form 10-Q for the quarter ended March 31, 2012 within 60 days after it files its 2011 Form 10-K.

Chimera Investment Corporation invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. The Company’s principal business objective is to generate income from the spread between yields on its investments and its cost of borrowing and hedging activities. The Company is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”).

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, our business and investment strategy; our projected financial and operating results; our ability to maintain existing financing arrangements, obtain future financing arrangements and the terms of such arrangements; general volatility of the securities markets in which we invest; the implementation, timing and impact of, and changes to, various government programs, our expected investments; changes in the value of our investments; interest rate mismatches between our investments and our borrowings used to fund such purchases; changes in interest rates and mortgage prepayment rates; effects of interest rate caps on our adjustable-rate investments; rates of default or decreased recovery rates on our investments; prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities; the degree to which our hedging strategies may or may not protect us from interest rate volatility; impact of and changes in governmental regulations, tax law and rates, accounting guidance, and similar matters; availability of investment opportunities in real estate-related and other securities; availability of qualified personnel; estimates relating to our ability to make distributions to our stockholders in the future; our understanding of our competition; market trends in our industry, interest rates, the debt securities markets or the general economy; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; and our ability to maintain our qualification as a REIT for federal income tax purposes. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim all obligations, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:
Chimera Investment Corporation
Investor Relations, 646-454-3759
www.chimerareit.com